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                                                                      Exhibit 15


                ACKNOWLEDGMENT LETTER OF INDEPENDENT AUDITORS



Shareholders and Board of Directors
KeyCorp

We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-55959) and related Prospectus of KeyCorp Capital I and KeyCorp of our report dated April 14, 1998, relating to the unaudited condensed consolidated interim financial statements of KeyCorp, included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the Registration Statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                /s/ Ernst & Young LLP

Cleveland, Ohio
June 10, 1998